Exhibit 6(a) 11



                                  PORTEC, Inc.

                   COMPUTATION OF NEW INCOME PER COMMON SHARE


                                             THREE MONTHS
                                            ENDED MARCH 31,


                                        1998             1997


Income from continuing operations    $ 887,000        $  86,000
Income from discontinued operations          -          695,000
Net income                             887,000          781,000


Basic

Weighted Average Shares Outstanding  4,438,648        4,350,805

Income from continuing operations    $     .20        $     .02
Income from discontinued operations          -              .12
Net income                                 .20              .14

Diluted

Weighted Average Shares Outstanding  4,612,618        4,500,987

Income from continuing operations    $     .19        $     .02
Income from
discontinued operations                     -               .12
Net income                                 .19              .14